Exhibit 4.30

Execution Version

AMENDMENT AGREEMENT

This amendment agreement (this “Agreement”) is dated February 17, 2024

Parties

1.

Lotus Technology Inc., an exempted company incorporated in the Cayman Islands with company number 379482 and its registered office at Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (the “Company”); and

2.

Meritz Securities Co., Ltd., a corporation incorporated under the laws of the Republic of Korea having its principal office at Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo- gu, Seoul, Korea 07326 (“Investor”)

(each a “Party” in this Agreement and together, the “Parties”).

Preamble

(A)The Parties have previously entered into that certain Share Subscription Agreement, dated November 15, 2023 (the “Original Agreement”).

(B)In consideration of the mutual promises and covenants contained below, the Parties wish to amend the terms of the Original Agreement in accordance with Clause 26 (Variations) thereof, subject to and in accordance with the terms of this Agreement.

IT IS NOW AGREED:

1.	Amendment of Certain Provisions

The following provisions of the Original Agreement are hereby amended and restated as follows:

(a)	The definition of “Collateral Default” in Schedule 3 (Definitions and Interpretation) of the Original Agreement shall be amended and restated in its entirety as follows:

““Collateral Default” means in respect of the Company:

(a)	any failure to satisfy the Cash Top Up Obligation pursuant to Clause 10.4;

(b)

any failure to deposit (i) Treasury Bonds with the aggregate Par Amount of US$325,000,000 and (ii) Treasury Bonds and/or Treasury Bills (by mutual agreement of the Parties) with the aggregate Par Amount of US$175,000,000 into the Restricted Securities Account as soon as practicable following, but not later than three (3) Business Days after, the Closing Date;

(c)	any failure to duly perform, complete and discharge its obligations under clause 4.1 (Perfection) of the Cash Account Charge and clause 13.3 (Registration) of the Account Security Agreement within twenty (20) Business Days after the Closing Date; or

(d)	any material breach of any Security Document;”

(b)	Clause 2.2 of the Original Agreement shall be amended and restated in its entirety as follows:

“Not less than five (5) Business Days prior to the expected closing date on which the Company reasonably expects all conditions to the closing of the De-SPAC Transaction to be satisfied or waived, the Company shall deliver written notice to Investor (the “Closing Notice”) of such expected closing date. Upon receipt of the Closing Notice, Investor shall deliver to the Company, on the Closing Date (the “Funding Date”), the Subscription Price by wire transfer of U.S. dollars in immediately available funds to the Securities Cash Settlement Account (as defined in the Escrow Agreement). Concurrently with the Closing, the Company shall issue the Subscription Shares to Investor and, as soon as practicable following, but not later than one (1) Business Day after, the Closing, register the Subscription Shares in the name of Investor on the Company’s register of members and deliver a copy of such register of members to Investor. If the Closing does not occur within three (3) Business Days following the expected closing date specified in the Closing Notice, unless otherwise agreed to in writing by the Parties, the Company shall promptly (but not later than two (2) Business Days thereafter) cause the return of the Subscription Price in full to Investor by wire transfer of U.S. dollars in immediately available funds to the account specified by Investor, and any Subscription Shares shall be surrendered to the Company for no consideration and deemed as cancelled on surrender (to the extent the Subscription Shares are issued). Prior to or on the Closing Date, Investor shall deliver to the Company any other information that is reasonably requested in the Closing Notice in order for the Company to issue the Subscription Shares, including, without limitation, the legal name of the Person in whose name such Subscription Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable.”

(c)	Clause 2.3 of the Original Agreement shall be amended and restated in its entirety as follows:

“Subject to receipt of the Subscription Price, the Company shall deposit (i) Treasury Bonds with the aggregate Par Amount of US$325,000,000 and (ii) Treasury Bonds and/or Treasury Bills (by mutual agreement of the Parties) with the aggregate Par Amount of US$175,000,000 into the Restricted Securities Account as soon as practicable following, but not later than three (3) Business Days after, the Closing Date.”

2.	Effect of Amendment

This Agreement shall form a part of the Original Agreement for all purposes. From and after the date of this Agreement, any reference to the Original Agreement shall be deemed a reference to the Original Agreement as amended hereby. Except as expressly amended by this Agreement, the Original Agreement shall remain in full force and effect. In the event of any inconsistency or conflict between this Agreement and the Original Agreement, the provisions of this Agreement shall prevail.

3.	Entire Agreement

This Agreement, together with the Original Agreement (including the schedules thereto), sets out the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersedes any previous draft, agreement, arrangement or understanding, whether in writing or not, with respect to the subject matter hereof and thereof.

4.	Miscellaneous

The provisions of Clauses 19 (Confidentiality), 20 (Assignment), 21 (Further Assurances), 22 (Notices), 24 (Waivers, Rights and Remedies), 25 (Counterparts), 26 (Variations), 27 (Invalidity), 28 (Third Party Enforcement Rights), 29 (Governing Law and Jurisdiction), 30 (Remedies) and paragraph 2 (Interpretation) of Schedule 3 (Definitions and Interpretations) of the Original Agreement shall apply mutatis mutandis to this Agreement.

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SIGNATURE

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURE:	/s/ Alexious Kuen Long Lee
for and on behalf of	)
LOTUS TECHNOLOGY INC.	)
	)	NAME:	Alexious Kuen Long Lee

[Signature Page to Amendment Agreement]

This Agreement is signed by duly authorized representatives of the Parties:

SIGNED	)	SIGNATURE:	/s/ CHANG WONJAE
for and on behalf of	)
MERITZ SECURITIES CO., LTD.	)
	)	NAME:	MERITZ SECURITIES CO., LTD.
			CEO	CHANG WONJAE

[Signature Page to Amendment Agreement]